Exhibit 99.2

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Announces Retirement of Colin Dunn, VP of Finance

Craig Brosious Named Successor, Effective as of 2017 Annual Meeting

JERSEY CITY, N.J.-- (GlobeNewsWire – February 17, 2017) -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) ("Bel" or "the Company") today announced that Colin Dunn will retire from the Company after 26 years of service, substantially all in the role of VP of Finance.  Mr. Dunn's retirement is expected to be effective on May 23, 2017, the date of the Company's 2017 Annual Meeting of Shareholders. Craig Brosious, a veteran financial executive with nearly 40 years of experience as a financial manager and 13 years with Bel and its affiliates, has been named to succeed Mr. Dunn as VP of Finance, also effective May 23, 2017.

Daniel Bernstein, President and CEO, said, "We greatly appreciate Colin's hard work, commitment, and dedication to Bel for the better part of the past three decades, and we wish him the best in his retirement and future endeavors. He was a key contributor to our success between 1991 and today, in which annual sales grew from under $40 million to over $500 million, with Bel closing and integrating more than a dozen acquisitions and other corporate transactions valued in the aggregate at over $400 million."

"The Board, Colin, and I have worked closely with Craig during the past 24 months to plan for a smooth succession and we are excited to have him join the senior executive team.  Having come into Bel through our acquisition of Stewart Connector Systems in 2003, Craig's familiarity with our company, his expertise in international accounting rules and standards, his ability to work well with our auditors, and his leadership qualities should contribute nicely to our team's ability to execute Bel's future growth objectives and create value for our shareholders," concluded Mr. Bernstein.

Mr. Brosious has been with Bel and its subsidiaries or acquired properties since 1994, and began his career with KPMG as a staff auditor in 1978.  He joined Dentsply International, a multi-national manufacturer of dental supplies and equipment, in 1982 as a Senior Internal Auditor, responsible for financial and internal control audits of the North American locations. In 1984, he joined Ferranti International, a global provider of defense and security systems and technology, as Cost Accounting Manager, and later, was promoted to Controller of the Defense Systems Division.  He joined the ESCOD Industries division of Insilco Corporation as the Controller in 1994, and in 1998 was appointed the Controller of the Stewart Connector Systems division.  In 2000, he was promoted to Director of Finance of the Insilco Technologies Group, the parent company of Stewart and ESCOD, a position he held until Bel's acquisition of the group in 2003.  Since that time, Craig has been responsible for Bel's financial accounting operations at Bel locations worldwide, and has been active in Bel's M&A activities and tax strategy development.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

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Investor Contact: Darrow Associates: Peter Seltzberg, Managing Director 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@BelFuse.com